Exhibit 99.3

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Forward-Looking Statements

Our analysis contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, words such as “may”, “will”, “expect”, “believe”, “anticipate”, “estimate” or “continue” or comparable terminology are intended to identify forward-looking statements. These statements by their nature involve substantial risks and uncertainties, and actual results may differ materially depending on a variety of factors, many of which are not within our control. These factors include by are not limited to economic conditions generally and in the industries in which we may participate, competition within our chosen industry, including competition from much larger competitors, technological advances and failure to successfully develop business relationships.

Business Overview

HWH International Inc. (“HWH”) and its consolidated subsidiaries (collectively, the “Company”) operate food and beverage (“F&B”) business in Singapore and South Korea. The Company pursues purpose-driven business model that helps individuals develop new pathways in their pursuit of Health, Wealth, and Happiness. The Company operates a membership model where individuals pay an upfront membership fee to become members. As members, these individuals receive discounted access to products and services offered by the Company’s affiliates. The Company had approximately 9,000 members previously, primarily in South Korea. Currently, this membership business has been temporarily suspended.

A reorganization of the Company’s legal entity structure was completed in July 2022. The reorganization involved the incorporation of HWH in March 2022 and the acquisition of companies under common control, F&B Holding Pte. Ltd. and F&B One Pte. Ltd in July 2022, as wholly owned subsidiaries of HWH. HWH is wholly-owned by Alset International Limited, a public company listed on the Singapore Exchange Securities Trading Limited. In the transactions under common control, financial statements and financial information were presented as of the beginning of the period as though the assets and liabilities had been transferred at that date. Prior years also were retrospectively adjusted to furnish comparative information.

The Company mainly focused on the F&B business in 2023. During the years ended December 31, 2023, and 2022, substantially all of the Company’s business was generated mainly by its wholly owned subsidiaries, 2% and 63% from HWH World Inc. (“HWH Korea”) and 98% and 37% from F&B business respectively; 49% and 28% from Alset F&B One Pte. Ltd (“F&B1”), 6% and 2% from Hapi Café Korea Inc.(“HCKI”), 22% and 7 % from Hapi Café SG Pte. Ltd. (“HCSGPL”) and 21% and 0% from Alset F&B (PLQ) Pte. Ltd. (“F&BPLQ”). HWH Korea was incorporated in the Republic of Korea (“South Korea”) on May 7, 2019. HWH Korea is in the business of sourcing and distributing dietary supplements and other health products through its network of members in South Korea. HWH Korea generates product sales via its direct sale model as products are sold to its members. Through the use of a Hapi Gig platform that combines e-commerce, social media, and a customized rewards system, HWH Korea equips, trains, and empowers its members. F&B1 was incorporated in Singapore on April 10, 2017, HCSGPL was incorporated in Singapore on April 4, 2022, and F&BPLQ was incorporated in Singapore on November 11, 2022. F&B1, HCSGPL, and F&BPLQ are in the F&B business in Singapore.

Our Revenue Model

Our total revenue for the years ended December 31, 2023 and 2022 was $830,519 and $1,202,890, respectively. Our net loss for the years ended December 31, 2023 and 2022 was $1,650,561 and $941,162, respectively.

We currently recognize revenue from the sale of products, memberships and food and beverages to customers. Sales of memberships accounted for approximately 1% of revenue in the year ended December 31, 2023, and approximately 62% of revenue in the year ended December 31, 2022. Sales of food and beverage accounted for approximately 99% and 38% of revenue in the years ended December 31, 2023, and 2022, respectively.

From a geographical perspective, we recognized 8% and 92% of our total revenue in the year ended on December 31, 2023, in South Korea and Singapore, respectively, and 65% and 35% in the year ended December 31, 2022, in South Korea and Singapore, respectively.

We believe that, on an ongoing basis, the revenue generated from sales of membership will decline as a percentage of our total revenue as we expect to experience greater revenue contribution from our café business and product sales.

Matters that May or Are Currently Affecting Our Business

In addition to the matters described above, the primary challenges and trends that could affect or are affecting our financial results include:

● Our ability to improve our revenue through cross-selling and revenue-sharing arrangements among our group of companies;

● Our ability to identify complementary businesses for acquisition, obtain additional financing for these acquisitions, if and when needed, and profitably integrate them into our existing operation;

● Our ability to attract competent and skilled technical and sales personnel for each of our businesses at acceptable compensation levels to manage our overhead; and

● Our ability to control our operating expenses as we expand each of our businesses and product and service offerings.

Summary of Significant Accounting Policies

Basis of Presentation and Principles of Consolidation

The Company’s consolidated financial statements and related notes include all the accounts of the Company and its wholly owned subsidiaries. They have been prepared in accordance with the accounting principles generally accepted in the United States of America (“U.S. GAAP”). All intercompany transactions have been eliminated in consolidation.

Use of Estimates and Critical Accounting Estimates and Assumptions

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Significant estimates made by management include, but are not limited to, allowance for credit losses, recoverability and useful lives of property, plant and equipment, the valuation allowance of deferred taxes, contingencies, and equity compensation. Actual results could differ from those estimates.

Revenue Recognition and Cost of Sales

Product Sales: The Company’s performance obligation is to transfer ownership of its products to its members. The Company generally recognizes revenue when a product is delivered to its member. Revenue is recorded net of applicable taxes, allowances, refund or returns. The Company receives the net sales price in cash or through credit card payments at the point of sale.

If any member returns a product to the Company on a timely basis, they may obtain a replacement product from the Company for such returned products. Allowances for product and membership returns are provided at the time the sale is recorded. This accrual is based upon historical return rates for each country and the relevant return pattern, which reflects anticipated returns to be received over a period of up to 12 months following the original sale. Product and membership return for the years ended December 31, 2023, and 2022 were $1,183 and $41,755, respectively.

Membership Fee: The Company collects an annual membership fee from its members. The fee is fixed, paid in full at the time of joining the membership and is not refundable. The Company’s performance obligation is to provide its members with the right to: (a) purchase products from the Company, (b) access to certain back-office services, (c) receive commissions and (d) attend corporate events. The associated performance obligation is satisfied over time, generally over the term of the membership agreement which is for a one-year period. The Company recognizes revenue from membership fee over the one-year period of membership.

Food and Beverage: The revenue earned from F&B business in the years ended December 31, 2023, and 2022 was $817,761 and $449,239, respectively.

Cost of Revenue: Cost of revenue consists of cost of procuring finished goods from suppliers and related shipping and handling fees.

Results of Operations

Summary of Statements of Operations for the Years Ended December 31, 2023 and 2022

	Years Ended December 31,
	2023	2022
		(As restated)
Revenue	$830,519	$1,202,890
Cost of revenue	334,825	688,365
Operating expenses	2,368,426	1,471,898
Other income (expense)	222,171	16,211
Provision for income taxes	-	-
Net loss	$(1,650,561)	$(941,162)

Revenue

Revenue was $830,519 and $1,202,890 for the years ended December 31, 2023 and 2022, respectively. Word of mouth, a social media presence, and the availability of meeting spaces are significant drivers of our revenue and revenue potential. Our revenue decreased in 2023 due to decreased sales of annual memberships, as management is in the process of focusing our sales more on the general audience instead of the leaders in South Korea.

The following table illustrates revenue earned from the sale of memberships for the years ended December 31, 2023 and 2022:

	2023	2022	Variance
Number of Memberships Sold	-	200	(200)
Cash received from membership	$-	$194,286	$(194,286)

Additionally, we planned to launch a new program, but we are still discussing a model in which both members and the Company can mutually benefit. As a result of the plan to launch a new program, we slowed down sales starting in May of 2021, and membership sales were stopped in March of 2022 completely. Further, we started the Food and Beverage (“F&B”) business in 2022 and opened two cafés in Singapore, and one in South Korea. While we have in fact stopped membership sales as discussed above, we plan on resuming such membership sales, under the new model, in the upcoming quarter of 2024.

For the years ended December 31, 2023 and 2022, our revenue was generated as per the following:

	December 31, 2023	December 31, 2022
Membership Fee	$12,293	$751,452
Product Sales	465	2,198
Food and Beverage	817,761	449,240
Total	$830,519	$1,202,890

Cost of revenue

Cost of revenue decreased from $688,365 in the year ended December 31, 2022 to $334,825 in the year ended December 31, 2023. The decrease is a result of the decrease in sales of memberships and products to members. Membership sales decreased starting in May 2021, and came to a halt in March 2022 completely. This is driven by the changing dynamics of the consumer demand market and our sales team’s effectiveness.

Sales commissions decreased from $501,483 to $13,827 in the years ended December 31, 2022 and 2023, respectively, due to decrease in sale of memberships.

The gross margin decreased from $514,525 to $495,694 in the years ended December 31, 2022 and 2023, respectively. The decrease of gross margin was caused by the decrease in non-membership cost of revenue.

Operating expenses

Operating expenses increased from $1,471,898 to $2,368,426 in the years ended December 31, 2022 and 2023, respectively, due to general and administrative expenses increase from $1,471,898 to $1,874,528 in the years ended December 31, 2022 and 2023, respectively. The increase of general and administrative expenses in 2023 compared with 2022 was mostly caused by the increase in the operating expenses for the food and beverage business in Korea and Singapore and the professional fees related to business combination. Additionally, in 2023 there was a $493,898 increase in impairment of our equity method investment in and convertible note receivable from a related party, Ketomei Pte. Ltd.

Other income (expense)

In the year ended December 31, 2023, the Company had other income of $222,171 compared to other income of $16,211 in the year ended December 31, 2022. The increase is due to decrease in the loss on equity method investment, related party from $100,949 to $33,898 in the years ended December 31, 2022 and 2023, respectively.

Net loss

In the year ended December 31, 2023 the Company had net loss of $1,650,561 compared to net loss of $941,162 in the year ended December 31, 2022.

Liquidity and Capital Resources

Our cash has decreased from $1,651,088 as of December 31, 2022 to $878,803 as of December 31, 2023. Our liabilities increased from $2,867,653 at December 31, 2022 to $2,952,967 at December 31, 2023. Our total assets have decreased to $1,983,518 as of December 31, 2023 from $3,545,766 as of December 31, 2022.

The management believes that the available cash in the Company’s bank accounts, anticipated cash from operations, and financing availability from related parties is sufficient to fund our operations for at least the next 12 months. The Company’s capital requirements for the planned expansion are based on, among other items, geographical specific property costs, team requirements, and marketing steps needed. Our expansion shall consist of plans to take over leases of existing Hapi Cafes we currently do not own, as we look to add Hapi Cafes over the next two (2) years. If we take over these existing leases, it will require a minimum investment for each lease we take over for each Hapi Café. Proceeds received as a result of the anticipated business combination, will allow us to seek these expansion plans. Depending on the amount of proceeds we raise as part of the anticipated business combination, we may or may not need or seek additional funding or alter our strategic growth plans after the business combination is effectuated. There is no guarantee that we will be able to execute on our plans as laid out above.

Summary of Cash Flows for the Years Ended December 31, 2023 and 2022

	Years Ended December 31,
	2023	2022
		(As restated)
Net cash used in operating activities	$(1,285,959)	$(1,208,532)
Net cash used in investing activities	$(14,574)	$(423,173)
Net cash provided by financing activities	$526,323	$718,671

Cash Flows from Operating Activities

Net cash used in operating activities was $1,285,959 in the year ended of December 31, 2023, as compared to net cash used in operating activities of $1,208,532 in the same period of 2022. High net loss contributed to the increase of cash used in operating activities in the year ended of December 31, 2023.

Cash Flows from Investing Activities

Net cash used in investing activities was $14,574 in the year ended of 2023, as compared to net cash used in investing activities of $423,173 in the year ended 2022. In the year ended December 31, 2023 we paid $14,574 for purchases of property and equipment. In the year ended December 31, 2022 we paid $166,855 for purchases of property and equipment and $256,318 for investment in an associate.

Cash Flows from Financing Activities

Net cash provided by financing activities was $526,323 in the year ended of December 31, 2023, as compared to net cash provided by operating activities of $718,671 in the same period of 2022. In the year ended December 31, 2023 we received $526,323 from a related party. In the year ended December 31, 2022 we received $718,671 from a related party.

Equity Security Investments

Investment Securities under Equity Method Accounting

Ketomei Pte. Ltd.

On June 10, 2021, Hapi Café Inc. (“HCI”) signed a convertible loan agreement with Ketomei Pte. Ltd. (“Ketomei”), pursuant to which HCI has agreed to grant Ketomei a loan of an aggregate principal amount of $75,525 (SG$100,000). On March 21, 2022, HCI signed a legally binding term sheet with Ketomei, and HCI has agreed to invest in Ketomei $258,186 (SG$350,000) for 28% interest in Ketomei. The investment was partially paid by the $75,525 (SG$100,000) loan borrowed to Ketomei and the accrued interest of $6,022 (SG$6,433). The balance of $183,311 (SG$243,567) was paid in cash.

On July 28, 2022 HCI entered into binding term sheet with Ketomei and Tong Leok Siong Constant, pursuant to which HCI lent Ketomei $43,254 (SG$60,000). This loan had a 0% interest rate for the first 60 days and an interest rate of 8% per annum afterwards.

On August 4, 2022, the same parties entered into another binding term sheet (the “Second Term Sheet”) pursuant to which HCI agreed to lend Ketomei up to $260,600 (SG$360,000) pursuant to a convertible loan, with a term of 12 months. After the initial 12 months, the interest on such loan will be 8%. As of August 31, 2023, the $263,766 (SG$360,000) loan was paid by the $214,903 (SG$293,310) loan borrowed to Ketomei and $48,862 (SG$66,690) was paid for the expenses on behalf of Ketomei. In addition, pursuant to the Second Term Sheet, the July 28, 2022, loan was modified to include conversion rights. The Parties agree that the conversion rate will be at approximately $0.022 per share.

On August 31, 2023, the same parties entered into another binding term sheet pursuant to which HCI agreed to lend Ketomei up to $36,634 (SG$50,000) pursuant to a convertible loan, with a term of 12 months. After the initial 12 months, the interest on such loan will be 3.5%. As of October 31, 2023, the $37,876 (SG$50,000) loan was paid to Ketomei.

On October 26, 2023, the same parties entered into another binding term sheet pursuant to which HCI agreed to lend Ketomei up to $37,876 (SG$50,000) pursuant to a non- convertible loan, with a term of 12 months. After the initial 12 months, the interest on such loan will be 3.5%. As of December 31, 2023, the $6,766 (SG$8,932) loan was paid to Ketomei. HCI will pay the balance of $31,110 (SG$41,068) to Ketomei in the future.

The amount due from Ketomei at December 31, 2023 and 2022 are $0 and $198,125 respectively. The Company fully impaired the convertible loan with Ketomei during the year ended December 31, 2023.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements that are reasonably likely to have a current or future effect on our financial condition, revenues, results of operations, liquidity, or capital expenditures.

Impact of Inflation

We believe that inflation has not had a material impact on our results of operations for the year ended December 31, 2023 or the year ended December 31, 2022. We cannot assure you that future inflation will not have an adverse impact on our operating results and financial condition.

Impact of Foreign Exchange Rates

The effect of foreign exchange rate changes on the intercompany loans (under ASC 830), which mostly consist of loans from Singapore to South Korea and which were approximately $2.1 million and $1.6 million on December 31, 2023 and 2022, respectively, are the reason for the fluctuation of foreign currency transaction Gain on the Consolidated Statements of Operations and Other Comprehensive Income. Because the intercompany loan balances between Singapore and South Korea will remain at approximately $1.8 million over the next year, we expect this fluctuation of foreign exchange rates to still impact the results of operations in 2024, especially given that the foreign exchange rate may and is expected to be volatile. If the amount of intercompany loan is lowered in the future, the effect will also be reduced. However, at this moment, we do not expect to repay the intercompany loans in the short term.

Emerging Growth Company Status

We are an “emerging growth company,” as defined in the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies.” Section 107 of the JOBS Act provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to take advantage of these exemptions until we are no longer an emerging growth company or until we affirmatively and irrevocably opt out of this exemption.